Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Issuer Free Writing Prospectus dated March 19, 2019

Relating to Final Prospectus dated March 15, 2019

Registration Statement No. 333-228750

 ATIF Holdings Limited

Minimum Offering: 1,600,000 Ordinary Shares

Maximum Offering: 4,000,000 Ordinary Shares

Free Writing Prospectus

ATIF Holdings Ltd. Investor Presentation

This free writing prospectus relates to the proposed public offering of ordinary shares of ATIF Holdings Ltd. (the “Company”) and should be read together with the final prospectus dated March 15, 2019 relating to this offering of ordinary shares (the “Final Prospectus”), which has been filed by the Company with the Securities and Exchange Commission (the “SEC”) and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1755058/000114420419014375/tv516072-424b3.htm

ATIF Holdings Ltd. has filed a Final Prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the Final Prospectus (including the risk factors described therein) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting SEC EDGAR web site at www.sec.gov. Alternatively, the issuer, any underwriter of any dealer participating in the offering will arrange to send you the prospectus if you request if by calling +86 0755 8695 0818.

ATIF Holdings Limited Investor Presentation

FWP Issuer Free Writing Prospectus Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Registration Statement No. 333 - 228750 The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communicat ion relates (file no. 333 - 228750). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiti ng SEC EDGAR web site at www.sec.gov. Alternatively, the issuer, any underwriter of any dealer participating in the offering will ar ran ge to send you the prospectus if you request if by calling +86 0755 8695 0818. To review a filed copy of our current registration statement, click on the following link: https://www.sec.gov/Archives/edgar/data/1755058/000114420418064914/0001144204 - 18 - 064914 - index.htm

Disclaimer Statements All statements contained herein other than statements of historical fact, including statements regarding our future results o f o perations and financial position, our business strategy and plans and our objectives for future operations, are forward - looking statements. The words “believe,” “esti mate,” “anticipate,” “expect,” “plans,” “intend,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” and similar expressions are inten ded to identify forward - looking statements. We have based these forward - looking statements largely on our current expectations and projections about future events and trend s that we believe may effect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs. These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Fa cto rs” section of the prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not po ssi ble for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combinat ion of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those ant ici pated or implied in the forward - looking statements. Neither ATIF Holdings Limited nor any of its officers, employees, advisors, or agents makes any representation or warranty, e xpr ess or implied, as to any matter or as to the truth, accuracy, or completeness of any statement made in this presentation, made in conjunction therewith or in an y accompanying materials or made at any time, orally or otherwise, in connection with the matters referred to herein and all liability in respect of any suc h matter of statements All references to dollar amounts in the offering summary or to use of proceeds are subject to change pending a final prospect us.

Offering Summary Issuer ATIF Holdings Limited Security Ordinary Shares Proposed Nasdaq Capital Market Symbol ATIF Shares Outstanding Prior to Completion of Offering 3 5,000,000 Ordinary Shares Shares Offered 1,600,000 if minimum offering is raised 4,000,000 if maximum offering is raised Price $ 5 .00 Offering Size $8 ,000,000 minimum offering $20,000,000 maximum offering Use of Proceeds • Set up new branches • R&D system improvement and recruitment of talented personnel • Marketing • Mergers and acquisitions within the industry Underwriter Boustead Securities, LLC Underwriter’s Legal Ortoli Rosenstadt LLP Issuer U.S. Legal Hunter Taubman Fischer & Li LLC Issuer China Legal Dentons Law Offices, LLP Audit Firm Friedman LLP Please see offering documents for further risks and disclosures. Past performance is not indicative of future results

Investment Highlights Strong Support from PRC Government Policies Strong Demand for Financial Consulting Services in Asia Strong Ties with Local Business Associations and Chambers of Commerce in PRC Experienced and Highly Qualified Team An Increasing Number of Chinese Companies are entering the International Capital Markets Please see offering documents for further risks and disclosures. Past performance is not indicative of future results.

Company Profile  We are a consulting company offering financial consulting services to small and medium - sized enterprise customers in China.  Our goal is to become an international financial consulting company with clients and offices throughout Asia.  Since our inception in 2015, we have focused on helping clients going public in the US. We are currently expanding our service offerings and we hope to help more customers going public the US, Mainland China, Hong Kong and other overseas stock exchanges. Please see offering documents for further risks and disclosures. Past performance is not indicative of future results.

Corporate Structure ATIF HOLDINGS LIMITED BVI, 2015 ATIF LIMITED Hong Kong, 2015 HUAYA CONSULTANT (SHENZHEN) CO., LTD (WFOE) PRC, 2015 QIANHAI ASIA ERA (SHENZHEN) INTERNATIONAL FINANCIAL SERVICES CO., LTD PRC, 2015 100% 100% VIE Off Shore On Shore For illustrative purposes only. Subject to change without notice.

Management Team



Qiuli Wang

CEO and Chairman of the Board

- President and Chairman of the Board since July 2018, CEO since November 2018
- CEO of Shenzhen Haorong Guarantee Ltd. from January 2010 to June 2018
- VP at Shenzhen Morgan Network Technology Ltd from May 2007 to December 2009
- Jointly founded B2B.cn, an E-commerce group and within 6 years grew it into one of the top ten network marketing companies in China at that time, with 12 branches and nearly 2,000 employees
- Graduated from the Shanxi University of Technology
- Years of experience in team building and branding, internet platform operations, and enterprise management



Fang Cheng

CFO

- CFO since September 2018
- CFO of Qianhai Asia Era (Shenzhen) International Financial Services Co., Ltd. since November 2015
- Chief Accountant of China Railway Zhuzhou Bridge Co., Ltd. from November 2009 to October 2015
- Graduated from Correspondence College of Central Party School
- Strong understanding of international accounting and tax policies



Qiang Chen

Director

- Executive director since October 2018
- CEO of Qianhai Asia Era (Shenzhen) International Financial Services Co., Ltd. since November 2015
- VP of Suzhou Ungeo Limited Inc. from January 2010 to October 2015
- CEO of Shenzhen Shangyuan Electronic Commerce Co., Ltd. from June 2005 to December 2009
- Graduated from Suzhou University, majoring in business administration
- Specializes in international capital markets operations, China-US and Hong Kong capital market policies and regulations
- Rich professional knowledge and practical experience in going public consulting, asset restructuring, equity and securities financing
- Advised several Chinese companies in their going public processes

Independent Directors Kwong Sang Liu Independent Director Nominee • Managed K . S . Liu & Company, CPA Limited, a company he founded, since May 1997 • Practicing accountant in Hong Kong for over 20 years specializing in audit, taxation and corporate financial advisory • Non - executive director in a number of Hong Kong Stock Exchange listed companies • Graduated with honors from the Hong Kong Polytechnic University with a bachelor’s degree in Accountancy and holds a Master of Business Administration degree from the University of Lincoln, England • Certified tax advisor and fellow member of the Institute of Chartered Accountants in England and Wales, the Association of Chartered Certified Accountants, the Institute of Financial Accountants of the United Kingdom, the Institute of Certified Public Accountants of Australia, the Institute of Certified Public Accountants of Hong Kong, the Taxation Institute of Hong Kong, and the Society of Registered Financial Planners Yongyuan Chen Independent Director Nominee • Practicing lawyer in China and Australia for over 20 years • Director of China Commercial Law Co . Australia Pty Limited specializing in foreign investment, merger and acquisition and intellectual property laws • Holds a bachelor degree in international law from Jilin University of China, a Master’s degree in international economic law from Renmin University of China, and a Doctor’s degree in law from the University of Sydney • Member of the Pacific Rim Bar Association and All - China Law Society, a legal assistant to the Standing Committee of the Shenzhen Municipal People’s Congress, and a member of the WTO Committee of the Shenzhen Bar Association • Legal counsel of the Ministry of Foreign Economic Relations and Trade, China National Technology Import and Export Corporation, and chief of the Policy and Regulation Division of Shenzhen Science and Technology Bureau • Senior partner at Guangdong Huashang Law Firm, Sydney Branch from April 2011 and Senior partner at the Beijing office of the UK Law Firm Lowells from October 2007 to April 2008 Londley Zephirin Independent Director Nominee • Selected as the No . 1 Stock Picker by the Thomson Reuters Analyst Survey in 2010 , and as a Master Stock Picker by the Wall Street Journal in 2008 • CEO and Director of Research at The Zephirin Group, Inc . since January 2014 • Consultant at Barclays Wealth from March 2015 to December 2016 • Analyst consultant at Deutsche Asset Management from October 2006 to December 2012 • Attended Pace University Lubin School of Business where he studied Finance and International Law • Member of the board and benefit committee of Complexions Contemporary Ballet and Wiyo Ltd

Business Models Going Public Consulting Services • We provide comprehensive one - stop going public consulting services adapted to each client’s specific needs. • The majority of our clients are small to medium - sized enterprises seeking growth and expansion through going public on recognized exchanges. ATIF Consulting Center (ATIFCC): • We offer financial consulting programs structured to three target groups of clients: enterprises, individuals and families. Financial and News Platform CNNM • CNNM has approximately ten million registered users. • Currently there are about 50,000 daily page views due to a year - long operation suspension. • We expect to generate revenues from advertisements and subscription services. For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. See offering documents for fur ther risks and disclosures.

Going Public Consulting Services Due Diligence Project Optimization Listing Strategy Follow - up Service Full Consulting service Listing Methodology Comprehensive pre - listing due diligence. Comprehensively sort out the listing targets and provide comprehensive and feasible optimization solutions for business models, shareholding structures and internal governance. Identify target exchange and cross - border listing strategy. Determine the most applicable securities exchange and listing method for enterprises. Providing comprehensive going public consulting services, coordinating with third - party professional organizations, providing legalized financing proposals and recommending specialized talents needed by enterprises. After the successful listing of the company, continue to provide professional services in aspects of public corporate governance, market value management, asset restructuring, IR and other consulting services. For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. See offering documents for fur ther risks and disclosures.

Going Public Consulting Services Corporate Restructuring Business model optimization Risk Management systems Corporate governance systems Pre IPO IPO Plan and Timeline Establishing IPO Team Pre - IPO strategy Sr. Management Training IPO Public Corporate Governance Market Value Management Investor Relations Counsel Uplisting , M&A Post - IPO For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. See offering documents for fur ther risks and disclosures.

AT Consulting Center AT Consulting Center, a wholly - owned subsidiary of the Group, provides various financial consulting services to enterprises, individuals and families. Enterprise Customers Individual Customers Family Customers Our “Becoming Public” program adopts a curriculum of training, solution design and execution. We enable entrepreneurs to develop their financial thinking, providing entrepreneurs with more international capital expertise over the course of our six month program, so that enterprises can embark on the path to list internationally. Individuals can develop their financial knowledge through our “Career Planning” program. The program is offered over 12 weeks and covers a variety of financial and career building topics. Our “Family Wealth Management” program assists families with financial planning, investment and management. The program is offered over six days with three sections: Family Wealth Planning I, Family Investing, and Family Wealth Planning II. For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. See offering documents for fur ther risks and disclosures.

CNNM • CNNM (www . chinacnnm . com) is a comprehensive news and financial information website operated by ATIF (HK) Limited, a wholly - owned subsidiary of ATIF Holdings Ltd . It has more than 10 million cumulative registered members as of December 2018 . • CNNM’s operation was suspended for nearly a year prior to our acquisition, and currently there are about 50 , 000 daily page views . We are in the process of setting up a team to revitalize its management and operation . • CNNM expects to generate revenues from advertising, content subscriptions and customer news dissemination services . • Advertising services revenue is expected to be based on the number of times and display position the advertisements are displayed, and sponsorships for particular sections . • Content subscriptions revenue is expected to be generated from publishing exclusive news and original articles . 40 % of this payment will be retained as income and the remaining 60 % will be paid out to the content contributors . • Customer news dissemination service revenue is expected to be generated from assist consulting service customers with their publicities and public relations by means of posting news, interviews, articles and videos about the companies and their businesses periodically . For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. See offering documents for fur ther risks and disclosures.

Our goal is to become a leading international financial consulting services enterprise that provides a full range of consulting services to small to medium - sized companies in Asia. Expand our consulting service from U.S. - based markets and exchanges to include Chinese domestic exchanges and the Hong Kong Stock Exchange. Invest in new complementary business ventures to facilitate the growth of our consulting services business and develop new sources of revenues. Attract and recruit highly qualified professionals to join our team. Growth Strategies For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. See offering documents for fur ther risks and disclosures.

Recognition and reputation of our services achieved from our previous success helping our clients going public High - quality professional service team with extensive experience in going public and financial consulting services Established long - term professional relationships with a group of well - known third party professional providers both domestically and in the U.S Established long term cooperation relationships with local chambers of commerce and associations Competitive Advantages For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. See offering documents for fur ther risks and disclosures .

Source: Frost & Sullivan Report Financial Services Industry Industry Overview For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not ind ica tive of future results. Financials are estimated, unaudited and subject to change. See offering documents for further risks and disclosures.

China Capital Market Source: National Bureau of Statistics of the PRC, SSE, SZSE, Frost & Sullivan Report Source: HKEx , Frost & Sullivan Report Industry Overview For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not ind ica tive of future results. Financials are estimated, unaudited and subject to change. See offering documents for further risks and disclosures.

U.S. Capital Market Source: World Federation of Exchange, Nasdaq, Frost & Sullivan Report Industry Overview Number of Chinese companies listed on NYSE and NASDAQ For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not ind ica tive of future results. Financials are estimated, unaudited and subject to change. See offering documents for further risks and disclosures .

Rising demand for financial consulting services In the PRC, financial consulting services are becoming increasingly important as capital markets have developed in China. Growing awareness for professional executive training Following the development of capital markets in China, we believe that senior management teams have an increasing awareness of the importance of financial education. Strong government support The PRC government provides incentives for companies to go public, through subsidies and other methods. Strong business network Financial training and education programs such as executive training and career training have cultivated a large group of talents for different positions in the finance industry including company secretaries, CFOs, and fund managers Technology advancement in media industry With the advancement of technology and change in consumer behavior, financial media outlets in the PRC have gradually shifted their focus from offline to online Financial media companies are able to build up deeper market know how, thus providing more professional media services. Financial Services Industry Growth Drivers For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not ind ica tive of future results. See offering documents for further risks and disclosures.

Revenue (For the Years Ended July 31) Net Income (For the Years Ended July 31) $364 $531 $0 $100 $200 $300 $400 $500 $600 FY2017 FY2018 Thousand YoY Change 45.9% $64 $195 $0 $50 $100 $150 $200 $250 FY2017 FY2018 Thousand YoY Change 204.7% Financial Highlights The above financials are extracted based on audited accounts for the twelve months ended July 31, 2017 and July 31, 2018. Pas t p erformance is not indicative of future results.

Net Margin (For the Years Ended July 31) Operating Margin (For the Years Ended July 31) 17.6% 36.7% 0% 10% 20% 30% 40% FY2017 FY2018 YoY Change 19.1% 25.4% 51.4% 0% 10% 20% 30% 40% 50% 60% FY2017 FY2018 YoY Change 26% Financial Highlights The above financials are extracted based on audited accounts for the twelve months ended July 31, 2017 and July 31, 2018. Pas t p erformance is not indicative of future results.

2015 Established cross border listing going public services. 2016 Hosted dozens of forums and events throughout China. Achieved profitability. 2017 Built strong brand growth and recognition. Completed three cross - border going public projects. 2018 Officially launched the ATIF Consulting Center in Shenzhen. Acquired CNNM news platform. Began IPO process. Growth Timeline For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. See offering documents for fur ther risks and disclosures.

Contact ATIF Holdings Limited Qiang Chen Executive Director Email: cq@atifchina.com Tel: +86 - 0755 - 86950818 Address: Room 3803, Dachong International Centre, 39 Tonggu Road Nanshan district, Shenzhen, China Boustead Securities, LLC Dan McClory Managing Director, Head of ECM, Head of China Email: dan@boustead1828.com Tel:+1 - 949 - 233 - 7869 Address: 6 Venture, Suite 265, Irvine, CA 92618 USA Suite 265, Irvine, CA 92618 USA Ascent Investor Relations LLC Tina Xiao President Email: tina.xiao@ascent - ir.com Tel:+1 - 917 - 609 - 0333 Address: 733 Third Avenue 16th Floor, New York, NY 10017 USA

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